Exhibit 8.1

BOSTON CONNECTICUT NEW JERSEY NEW YORK WASHINGTON, DC

January 22, 2014

1st Constitution Bancorp
2650 Route 130
P.O. Box 634
Cranbury, New Jersey 18512

Rumson-Fair Haven Bank and Trust Company
20 Bingham Avenue
Rumson, New Jersey 07760

Dear Ladies and Gentlemen:

We have acted as counsel to 1st Constitution Bancorp, a New Jersey corporation and registered bank holding company (“1st Constitution”) in connection with the proposed merger (the “Merger”) of Rumson-Fair Haven Bank and Trust Company, a New Jersey state commercial bank (“Rumson”), with and into 1st Constitution Bank, a New Jersey state commercial bank and the wholly-owned banking subsidiary of 1st Constitution (the “Bank”), pursuant to the Agreement and Plan of Merger, dated as of August 14, 2013, as amended, by and among 1st Constitution, the Bank, and Rumson (the “Merger Agreement”).  At your request, we are rendering our opinion on the federal income tax consequences of the Merger.  All capitalized terms used herein, unless otherwise specified, have the meanings assigned thereto in the Merger Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Rumson and the consent of 1st Constitution, upon the accuracy and completeness of the statements and representations of a factual nature (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of Rumson and 1st Constitution dated the date hereof, and have assumed that such statements and representations will be complete and accurate at all times, including the Effective Time of the Merger, and that any representation made “to the best knowledge” or similarly qualified is correct without such qualification. We also have relied upon the accuracy of the Registration Statement on Form S-4 filed by 1st Constitution with the Securities and Exchange Commission in connection with the Merger declared effective on December 18, 2013 (the “Prior Registration Statement”) and the documents therein serving as the Proxy Statement of Rumson and the Prospectus of 1st Constitution included therein (and referred to as the “Proxy Statement-Prospectus”) and the Registration Statement on Form S-4 filed January 22, 2014 (the “Registration Statement”).  We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.  For purposes of this opinion, we have assumed that the Merger will be consummated in the manner described in the Merger Agreement and that the structure of the Merger will not be modified.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.  The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof.

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all times including the Effective Time of the Merger.  In the event that any of the statements, representations, warranties or assumptions upon which we have relied to render this opinion are incorrect, our opinion might be adversely affected and may not be relied upon.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.  Our opinion is not binding on either the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully contest any of the conclusions set forth in this opinion.  Furthermore, no assurance can be given that future legislation, regulations, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, will not alter our opinion.  Nevertheless, we are under no obligation to supplement or revise our opinion to reflect any new developments in the application or interpretation of the United States federal income tax laws (including changes with retroactive effect).  We do not express any opinion herein concerning any law other than the federal law of the United States.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinion set forth in the discussion contained in the Proxy-Statement Prospectus under the caption “Material Federal Income Tax Consequences.”

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the headings “Material Federal Income Tax Consequences” and “Legal Matters” in the Proxy Statement-Prospectus constituting a part thereof.

/s/ Day Pitney LLP

DAY PITNEY LLP